EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sugarmade, Inc.

We consent to the inclusion in the foregoing Amendment No. 3 to Registration Statement (No. 333-176043) on Form S-1 of our report dated September 28, 2011, relating to our audits of the consolidated financial statements of Sugarmade, Inc. as of June 30, 2011 and 2010. Our report dated September 28, 2011, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent of the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

June 12, 2012